Prudential Variable Contract Account 11
Period ended 6/30/08
File number 811-03422

Exhibit 77-N

Actions required to be reported pursuant to Rule 2a-7

On March 20, 2008, the Fund purchased commercial paper for Consolidated Edison Company of New York maturing on
March 24, 2008.  On March 24, 2008, Fitch downgraded
Consolidated Edison Company of New York short-term ratings from F-1 to F-2.